Sub item 77D(g)

LEGG MASON PARTNERS EQUITY
TRUST
SUPPLEMENT DATED MAY 12, 2014
TO THE SUMMARY PROSPECTUS AND
PROSPECTUS OF
LEGG MASON BATTERYMARCH
MANAGED VOLATILITY
INTERNATIONAL DIVIDEND FUND,
EACH DATED FEBRUARY 1, 2014


Effective June 16, 2014, the sections of the Summary Prospectus and the
Prospectus titled Principal investment
strategies are replaced with the
following text:

Under normal circumstances, the fund
invests at least 80% of its net assets, plus the amount of borrowings for investment purposes, if any, in equity and equity-related securities that provide investment income, dividend payments or other distributions or in other investments with similar economic characteristics. The fund invests substantially all of its assets in securities of non-U.S. issuers, including issuers in emerging markets, and may invest in issuers of any market capitalization.

The subadviser typically emphasizes
investments in stocks expected to pay
dividends and favors stocks with lower
volatility characteristics as identified by its proprietary security risk assessment process. Dividend-paying stocks are identified by using a combination of historical dividend payments and future dividend estimates from third party analyst databases, as available.

The subadviser pursues the funds
investment objectives by implementing an investment strategy that utilizes proprietary quantitative investment models to assist with stock selection, portfolio construction and risk control.

The subadviser seeks to manage volatility through the following methods:

 Analyzing outputs from its multifactor risk model and measurements of each stocks risk relative to the overall risk of the equity markets (beta)

 Looking for companies that offer a
combination of attractive yields, high
dividend growth, a record of increasing
dividends and the cash flow to support
dividend payments

Both of these types of risk measures
(statistical and fundamental) are used to assist the subadviser in constructing a portfolio of securities for the fund.

Additionally, elements of the subadvisers multi-dimensional stock-ranking model are used to identify securities that the subadviser believes will have less volatility than the overall equity markets.

The portfolio managers are part of a team approach to research to improve the quantitative models, and thus the models are expected to evolve over time as changes are incorporated.